Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. TO ACQUIRE MAJOR WEST COAST

MARINE TRANSPORTATION OPERATOR

Sea Coast Towing Acquisition to Expand Capacity by 27.1%;

K-Sea to Become Largest Coastwise Tank Barge Operator in the U.S.

NEW YORK, N.Y., AUGUST 23, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has agreed to acquire Sea Coast Towing, Inc. of Seattle, Washington (“Sea Coast”) from Marine Resources Group, Inc., also of Seattle, for approximately $81 million.  Sea Coast operates fifteen tank barges and fifteen tugboats, representing 694,000 barrels of capacity, of which 316,000 barrels are double-hulled.  Of the remaining single hulled capacity, approximately 80% is eligible to operate in the Jones Act trades until January 2015, with the remaining capacity (one vessel) eligible until January 2008.  The addition of these tank barges will represent a 27.1% increase in the barrel-carrying capacity of the K-Sea fleet to over 3.2 million barrels, which the Company believes makes it the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States.  The purchase price will consist of $77 million in cash and 125,000 of K-Sea’s common units.  K-Sea expects to finance the cash portion of the purchase price through additional borrowings.  The transaction is expected to close in late October, subject to customary closing conditions, and should be immediately accretive to K-Sea’s distributable cash flow.

Timothy J. Casey, President and CEO of K-Sea, said “We look forward to welcoming Sea Coast’s employees to our Company.  This transaction will expand our geographical presence to the West Coast which provides another platform for future growth.  It also significantly increases our barrel-carrying capacity which, we believe, strengthens K-Sea’s position as a leading provider of refined petroleum products transportation services in the U.S. and expands our ability to provide safe, reliable, and efficient service to our customers.”

Paul E. Stevens, President and CEO of Marine Resources Group, Inc. stated “We are pleased that K-Sea shares our vision of quality, safety and reliable service.  We welcome the opportunity to continue to provide services to Sea Coast with our other companies as we focus on our core businesses.”

By early 2006, after delivery of three previously announced double-hulled tank barges currently under construction, totaling an additional 160,000 barrels, K-Sea’s total barrel-carrying capacity of over 3.4 million barrels will have increased by over 1.1 million barrels, or 48%, from capacity at the time of the Company’s initial public offering in January 2004, despite the phase-out of almost 328,000 barrels under OPA 90 requirements.

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its Master Limited Partnership Units trade on the New York Stock Exchange under the symbol KSP.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, including the Investor Relations section, at www.k-sea.com .

Marine Resources Group, Inc. of Seattle, Washington was established in 2000 by privately-held Saltchuk Resources, Inc. as a holding and support company for its investments in tug, barge and ancillary marine service companies.  MRG has one of the largest and most capable harbor and coastal tug and cargo barge fleets in the United States and offers a broad range of services.  MRG companies operate around the Pacific Rim and internationally.

Cautionary Statements

This press release contains forward looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the closing of the Sea Coast transaction and the benefits to be derived therefrom, the timing of placing the acquired vessels in service, accretion, the timing of delivery of tank barges currently under construction, and the percentage of the Company’s fleet which will be double-hulled by early 2006.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development change), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306